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                                                               Exhibit 23.1

                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of Solutia Inc. on Form S-3 of our report dated February 28, 2001, (December 21, 2001 as to Note 18) appearing in the Current Report on Form 8-K filed December 21, 2001 and our report dated February 28, 2001 on the financial statement schedule appearing in the Annual Report on Form 10-K for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Saint Louis, Missouri
December 21, 2001